Power Purchase Agreement

between

PTC India Limited

and

Clenergen India Private Limited

for

Sale of 71 MW Power

from

Biomass based Power Project in Tamilnadu

TABLE OF CONTENTS


भारतीय गैर न्यायिक
भारत
पचास रुपये
FIFTY RUPEES
रु.50
Rs.50
सत्यमेव जयते
INDIA
INDIA NON JUDICIAL

दिल्ली DELHI P 355792

POWER PURCHASE AGREEMENT

THIS POWER PURCHASE AGREEMENT ("PPA") is made on this 31st day of March, Two Thousand and Nine between:

PTC India Limited (formerly known as Power Trading Corporation of India Limited), a public limited company incorporated under the Companies Act, 1956, having its registered office at 2nd floor, NBCC Tower, 15 Bhikaji Cama Place, New Delhi - 110066 (hereinafter referred to as "**PTC**", which expression shall unless repugnant to the context or meaning thereof be deemed to include its successors and permitted assigns); and

Clenergen India Private Limited, a company incorporated under the Companies Act, 1956, having its registered office at 31A, Cathedral Garden Road, Chennai – 600 034 (hereinafter referred to as the "**Company**", which expression shall, unless repugnant to the context or meaning thereof be deemed to include its successors and permitted assigns);

each also individually referred to as the "**Party**", and collectively referred to as "**Parties**".

WHEREAS:

(A) PTC has been established with an objective, *inter-alia*, to carry out in India and abroad, the business of purchase of all forms of electrical power from independent power producers, captive power plants and other generating companies, transmission companies, state electricity boards, state government statutory bodies, licensees, power utilities, and sale of all forms of electrical power to the state electricity boards,

power utilities, generating companies, bulk consumers of power and other organisations buying power, whether in the private or public sector;

(B) The Company, a generating company as defined in the Electricity Act, 2003 is in the process of building a biomass based power station having a capacity of 15 MW plus 6 MW plus 50 MW proposed to be established in Tamilnadu, India;

(C) The Company has offered to sell to PTC at the Delivery Point, 71 MW round the clock capacity for a period of fifteen (15) years from the Commercial Operation Date of the Project for onward sale by PTC on short term or medium term basis.

(D) PTC has agreed to purchase 71 MW round the clock power in accordance with this Agreement at the Delivery Point for a period of fifteen (15) years from the Commercial Operation Date of the Project for onward sale by PTC on short term and/ or medium term basis.

(E) This Agreement shall become effective to the extent and for the period the Open Access is permitted and/or provided by nodal RLDC/SLDC/State Government and Regulatory Commission, as the case may be.

NOW THEREFORE, IN CONSIDERATION OF THE PREMISES AND MUTUAL AGREEMENTS, COVENANTS AND CONDITIONS SET FORTH HEREIN, IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES, AS FOLLOWS:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions

The terms used in this Agreement, unless as defined below or repugnant to the context, shall have the same meaning as assigned to them by the Electricity Act 2003, IEGC, Ministry of Power Guidelines, CERC Norms and the rules or regulations framed there under as amended from time to time:

1.	"Agreement" or "Power Purchase Agreement" or "PPA"	means this document including its Schedules and Annexures containing the terms and conditions for purchase of power by PTC from the Company;
2.	"Appropriate Commission"	means the Central Electricity Regulatory Commission or a State Electricity Regulatory Commission, competent to regulate aspects of the sale and purchase of electrical energy and capacity in terms of this Agreement;
3.	"Base Bock Tariff Rate"	shall be as specified in Paragraph 2.0 of Schedule A;
4.	"Bill Dispute Notice"	means the notice issued by a Party raising a dispute regarding a Monthly Bill or Supplementary Bill issued by the other Party;
5.	"Business Day"	means a day other than a Saturday or a Sunday on which banks are open for business in Delhi;
6.	"Connection Agreement"	means the agreement entered into, or to be entered into, between the Company and the TNEB setting out the terms and conditions of the Interconnection Facilities between the Project and the TNEB's system in accordance with the Indian Electricity Grid Code;
7.	"Contracted Capacity"	means: in relation to the Project, 71 MW (net) round the clock Power Output at Delivery Point.
8.	"Contracted Energy"	means energy output at Delivery Point corresponding to Contracted Capacity;
9.	"Declared Capacity"	means the net capacity at Delivery Point during any Settlement Period, as declared by the Company;
10.	"Delivery Point"	means the interconnection point of TNEB's system with Central Transmission Utility ("**CTU**") system in Southern Region;

PTC INDIA LIMITED * NEW DELHI * PTC

Clenergen India Pvt. Ltd. Chennai-35

11.	"Due Date"	means the thirtieth (30th) day from the date of receipt of the Monthly Bill or the Supplementary Bill by PTC or the Company, as the case may be, (if the day is not a Business Day, the immediately succeeding Business Day) by which date such bill is payable; in case the Due Date is not a Business Day, the next working day would be treated as the Due Date;
12.	"Expiry Date"	means the 15th (fifteen) anniversary of the Commercial Operation Date of the Project;
13.	"Financial Close"	means the first Business Day on which Debt funds are available for immediate draw down by the Company under its Financing Agreements;
14.	"Financing Agreements"	means all the loan agreements, guarantees, credit facilities, notes, indentures, security agreements, letters of credit, share subscription agreements and other documents relating to the financing or re-financing of the Project at the Financial Close, as may be amended, modified or replaced from time to time;
15.	"Governmental Instrumentality"	means any legislative, judicial, regulatory, executive or other governmental body (including any agency, department, board, instrumentality commission, office or authority) of the Government of India or any political subdivision thereof.
16.	"Grid"	means the transmission network beyond the Delivery Point, through which the Contracted Energy may be evacuated from the Project and delivered to the Purchaser;
17.	"Law"	means, in relation to this Agreement, all laws in force in India as are applicable to the Parties in relation to this PPA including ordinance, rule, regulation, notification, circular, code, direction, or any interpretation of any of them by a Governmental Instrumentality;
18.	"Meter"	Shall mean special energy meter specified in Article 5.5;
19.	"Month"	means a calendar month;
20.	"Monthly Bill"	means a bill raised by the Company for Tariff Payment in respect of each completed Month;
21.	"Operation Period"	means the period from the Commercial Operation Date of the Project to the Expiry Date;
22.	"PTC's Trading Margin"	shall be as defined in Article 6.8;

PTC INDIA LIMITED PTC * NEW DELHI *

Clenergen India Pvt. Ltd. Chennai

23. "Purchaser" means a State Electricity Board or a Distribution Licensee, or Traders, or their successors, or a bulk consumer, as defined in the Electricity Laws, to which PTC may sell the power and energy purchased from the Company;

24. "Required Commercial Operation Date" or "RCOD" means in relation to the Units:

(i) for first 15 MW	: August 2010;
(ii) for 6 MW	: March 2011; and
(ii) for 50 MW	: March 2012;

25. "Scheduled Energy" "means, in respect of a period, the electrical energy specified by the concerned RLDC in its daily implemented schedule;

26. "Tariff Year" means,
(i) the block of Months from COD of the Project till the following 31st day of March;
(ii) thereafter the block of any twelve (12) consecutive Months commencing 1st April and ending on the last day of March thereafter except in the last Tariff Year when it shall end on the Expiry Date.;

27. "Third Party Sale" shall mean sale of Power Output and/or Contracted Energy by the Company to any third party;

28. "Unit" means all equipment and installation that can be assigned independently and exclusively to a generating set;

1.2 Interpretation

Save where the contrary is indicated, any reference in this Agreement to:

1.2.1 a "Recital", an "Article", a "Paragraph" and a "Schedule" shall be construed as a reference to a Recital to, an Article of, a Paragraph of and a Schedule to respectively of this Agreement.

1.2.2 a "day" means a calendar day.

1.2.3 an "encumbrance" shall be construed as a reference to a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person or any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect.

1.2.4 a "person" shall be construed as a reference to any person, firm, company, corporation, society, trust, government, state or agency of a state or any association or partnership

(whether or not having separate legal personality) of two or more of the above and a person shall be construed as including a reference to its successors, permitted transferees and permitted assigns in accordance with their respective interests.

1.2.5 the "winding-up", "dissolution", "insolvency", or "reorganization" of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganization, dissolution, arrangement, protection or relief of debtors.

1.2.6 words importing the singular shall include the plural and *vice versa.*

1.2.7 this Agreement or any other agreement or document shall be construed as a reference to this or to such other agreement or document as it may have been, or may from time to time be, amended, varied, novated, replaced or supplemented.

1.2.8 a Law shall be construed as a reference to such Law including its amendments or re-enactments from time to time.

1.2.9 a time of day shall, save as otherwise provided in any agreement or document, be construed as a reference to Indian Standard Time.

1.3 Different parts of this Agreement are to be taken as mutually explanatory and supplementary to each other and if there is any inconsistency between or among the parts of this Agreement, they shall be interpreted in a harmonious manner so as to give effect to each part.

1.4 The table of contents and any headings or sub-headings in this Agreement has been inserted for ease of reference only and shall not affect the interpretation of this Agreement.

1.5 All interest payable under this Agreement shall accrue from day to day and be calculated on the basis of a year of three hundred and sixty five (365) days.

1.6 "Charge" "Payment" are being used inter changeably.

PTC INDIA LIMITED PTC NEW DELHI

Clenergen India Pvt. Ltd.

ARTICLE 2

TERM OF AGREEMENT

2.1 Effective Date and Term of Agreement

This Agreement shall be valid and enforceable from the date of its execution until the Expiry Date, which means the 15th (fifteenth) anniversary of the Commercial Operation Date of the Project, ("**Term of Agreement**"), when it shall automatically terminate, unless:

(i) terminated earlier, pursuant to Article 2.2, or

(ii) extended, pursuant to Article 2.3.

2.2 Early Termination

This Agreement shall terminate before the Expiry Date if either the Company or PTC exercises a right to terminate, pursuant to Article 9.

2.3 Extension of Term

At least one hundred and eighty (180) days prior to the Expiry Date, either Party may notify the other Party that it wishes to extend this Agreement for an additional period to be specified by that Party. Terms and Conditions for the extended period shall be mutually discussed and agreed between the Parties.

2.4 Survival

The expiry or termination of this Agreement shall –

(a) not affect any accrued rights, obligations and liabilities of the Parties under this Agreement, including the right to receive liquidated damages/ compensation /termination payment etc. as per the terms of this Agreement,

(b) not effect the survival of any continuing obligations for which this Agreement provides, either expressly or by necessary implication, which are to survive after the Expiry Date or termination including those under Article 08 (Governing Law and Dispute Resolution), Articles 9.5 through 9.8 (Events of Default and Termination), Article 10.7 (Confidentiality), and other Articles and Schedules of this Agreement which expressly or by their nature survive the term or termination of this Agreement shall continue and survive any expiry or termination of this Agreement.

PTC INDIA LIMITED PTC NEW DELHI

ARTICLE 3

CONDITIONS PRECEDENT

3.1 Conditions Precedents

(a) The Company shall have to fulfil the following conditions at the time of signing of this Agreement:-

1.	PTC shall have received the copy of the Summary Project Report (SPR) and the financial model of the relatable Unit, duly certified by a Principal Officer of the Company. The Company shall provide PTC, a copy of the Detailed Project Report (DPR) within 90 days from the date of execution of this Agreement.
2.	PTC shall have received copies of resolutions adopted by the Company's board of directors authorizing the execution, delivery and performance of this Agreement by the Company, which resolutions shall be certified by the Principal Officer of the Company.
3.	PTC shall have received a legal opinion in a form and content satisfactory to PTC, from a legal counsel to the Company, confirming the Company's authority to enter into and implement and be bound by this Agreement and the enforceability of the provisions contained herein.

(b) PTC shall have provided to the Company a copy of PTC's valid Trading Licence duly certified by a Principal Officer of the Company.

In any event if the Company or PTC is not able to fulfil the conditions listed in Article 3.1 (a) and 3.1 (b) above at the time of signing of this Agreement, the same shall be fulfilled within such time as may be mutually agreed by the Parties provided that the said mutually agreed time shall not extend beyond one Month from the date of signing of this Agreement.

Provided that this Agreement shall not come into effect unless the conditions listed in Article 3.1 (a) and 3.1 (b) above have either been fulfilled or waived by the other Party.

PTC INDIA LIMITED
PTC
NEW DELHI

ARTICLE 4

PRINCIPAL OBLIGATIONS OF THE PARTIES

4.1 The Company's Obligations

Notwithstanding anything to the contrary specified in this Agreement, the Company agrees and undertakes to comply with each and every covenant set out below during the Term of this Agreement:-

(i) The Company shall supply to PTC, Contracted Capacity and Contracted Energy at the Delivery Point.

(ii) always be in compliance with Law applicable to it.

(iii) obtain and maintain in full force and effect all consents, clearances and insurances required pursuant to this Agreement and applicable Law, and provide PTC with certified and complete copies of all such Consent(s) and insurance(s);

(iv) design, construct, complete, test, commission, own, operate and maintain the Project consistent and complying with Prudent Utility Practices.

(v) ensure reliable availability of the Contracted Capacity with proper maintenance and operations; and in such a manner so as to ensure that the useful life of the Project shall be greater than or equal to the Term of Agreement;

(vi) submit to PTC a quarterly progress report on construction, completion, testing and commissioning of the Project which shall include description of any major problems, which could affect the Commercial Operation Date of the Project, including corrective measures proposed thereof.;

(vii) bear the entire cost and risk on its own, for the supply of Contracted Capacity and Contracted Energy to PTC;

(viii) without prior information to PTC, not to undertake any change in the ownership of the Company or shareholding by more than 20% of the Company or promoters shareholding until the expiry of the Term of Agreement,;

(ix) fulfill all obligations undertaken by the Company under this Agreement, in particular all supply obligations as also the payment obligations herein.

(x) In order to enable PTC to tie-up sale of power and to apply for open access on short term basis, company shall declare quarterly availability at least four months in advance. That is to say the availability for July-September quarter in any Year the availability shall be declared by first week of March in that Year.

(Details of applying of open access and scheduling of power on medium term basis shall however be finalized after issue of procedure of medium term open access by the competent authority.)

PTC INDIA LIMITED * NEW DELHI * PTC

Clenergen India Pvt. Ltd. Chennai

4.2 PTC's Obligations

PTC agrees and undertakes to comply with each and every covenant set out below during the term of this Agreement:-

(i) offtake Contracted Capacity and Contracted Energy and pay Monthly Bills and Supplementary Bills in accordance with this Agreement;

(ii) maintain at all times its trading license that is necessary to implement this Agreement;

(iii) open and maintain the Letter of Credit as required under the terms and conditions specified in Article 6 of this Agreement;

(iv) always be in compliance with Law as applicable to PTC; and

(v) fulfill all obligations undertaken by PTC under this Agreement.

4.3 Right to Contracted Capacity and Contracted Energy

4.3.1 Subject to the terms and conditions of this Agreement, -

(a) the Company undertakes to sell to PTC the Contracted Capacity and Contracted Energy from the Project, and

(b) PTC undertakes to purchase and pay the Tariff in accordance with this Agreement for such capacity and energy supplied to PTC from the Project at the Delivery Point.

4.3.2 The Company shall not grant or sell to any third party or allow any third party to obtain any entitlement of the Contracted Capacity and Contracted Energy from the Project without the prior written consent of PTC.

4.3.3 PTC may sell full or part of the Contracted Capacity on medium term basis or short term basis or through Power Exchange or any other basis at the sole discretion of PTC. For sale of power, market price discovery shall take place through competitive bidding process or negotiation route.

4.4 PTC's Observation Visits

PTC or its authorized representatives shall have the right, upon reasonable prior written notice to the Company (except that no such notice shall be required in an emergency), to observe the progress of the construction, the Commissioning, and/or operations of the Project. The Company shall co-operate with all reasonable requests of PTC and assist in arranging any such observation visits to the Project and providing such information regarding the Project. The Company shall provide suitable accommodation for such authorized representatives.

4.5 Payment of Taxes

Each Party shall –

(a) pay all Taxes applicable to it,

(b) comply with all rules and regulations as regards such Taxes, and

(c) with regards to such Taxes, not do or omit to do or cause or suffer to be done anything which could reasonably be expected to adversely affect or prejudice the interests and rights of the other Party in any manner whatsoever.

PTC INDIA LIMITED PTC * NEW DELHI *

Clenergen India Pvt. Ltd. Chennai

ARTICLE 5

TECHNICAL PARAMETERS

5.1 Commercial Operation Date (COD) of Project

5.1.1 The Company shall inform at least six (6) months in advance the likely date of commissioning of Unit/Project. The Company shall also inform actual COD of a Unit/Project to PTC.

5.1.2 The Company shall be responsible for ensuring that each Unit is commissioned in accordance with the Prudent Utility Practices at its own cost, risk and expense.

5.2 Costs Incurred

Company expressly agrees that all costs incurred in synchronizing, connecting, Commissioning and / or Testing or re-testing any part of the Contracted Capacity upto Delivery point shall be solely and completely to their account.

5.3 Operation and Maintenance

The Parties shall comply with the provisions of the applicable Law including, in particular, IEGC as amended from time to time regarding operation and maintenance of the Power Station and all matters incidental thereto.

5.4 Interconnection Facilities and Transmission Facilities

5.4.1 The Company shall be responsible for the design, construction, commissioning, operation and maintenance of the interconnection facilities of the Company and Tie Line (if applicable) upto the interconnection with TNEB system as approved by TNEB.

5.4.2 **Connection Agreement**

For facilitating evacuation of the Energy Output, the Company shall enter into a Connection Agreement with the TNEB/STU in accordance with the provisions of IEGC and intimate signing of such Connection Agreement to PTC.

5.5 Metering

For installation of Meters including current transformers and voltage transformers, Meter testing, Meter calibration and Meter output and all matters incidental thereto, the Company shall be bound by the Central Electricity Authority (Installation and Operation of Meters) Regulations, 2006, the Grid Code and ABT Order as amended and revised from time to time.

5.6 Open Access

5.6.1 PTC shall apply for short term open access/medium term open access (if permissible as per regulation) for transfer of power beyond Delivery Point to the Purchaser on CTU/STU system. However, non availability/part availability of the transmission

PTC INDIA LIMITED * NEW DELHI * PTC

Clenergen India Pvt. Ltd. Chennai-34

corridor under open access or any restriction imposed by RLDC/SLDC shall be considered as Force Majeure without any obligation on either side. The liability of PTC for the purpose of compensation shall however be limited to the extent of firm Open Access available.

5.6.2 If the open access approved by the approving authority is less than the capacity available from the Company, PTC shall sell such balance capacity/energy in the region where open access is available and / or through Power Exchange, forward/futures market etc.

5.7 Energy Accounting

5.7.1 The computation of the Scheduled Energy for the purpose of Tariff Payment shall be made in accordance with REA.

5.7.2 Energy accounting shall be done as per the Regional Energy Accounts (REA) issued by the appropriate authority of the region in which Power Station is located and shall be binding on the Parties. REAs shall be subject to subsequent corrections/revisions by such appropriate authority and the REA as amended shall be binding on the Parties. Accordingly, the Company or PTC, as the case may be, shall raise a Supplementary Bill for adjustment of the Tariff Payment or any other amounts due in case of revision/amendment in REA.

5.8 Transmission Charges and Losses

5.8.1 **Up to the Delivery Point**

All charges and losses including but not limited to transmission charges, transmission losses, SLDC charges, RLDC charges, NLDC charges etc. up to the Delivery Point shall be borne by the Company

5.8.2 **Beyond the Delivery Point**

All charges and losses including but not limited to transmission charges and transmission losses, SLDC charges, RLDC charges, NLDC charges etc. beyond the Delivery Point shall be borne by PTC.

5.9 Any Unscheduled Interchange (UI) liability or benefits arising because of the deviation from the schedule shall be to the account of the Company and PTC shall not have any right or liability for Unscheduled Interchange (UI) charges.

5.10 Scheduling:

The scheduling and Dispatch of the power shall be coordinated with respective SLDC/RLDC(s) as per the relevant provisions of IEGC and framework of ABT and the decisions of RLDCs and RPCs.

PTC INDIA LIMITED * NEW DELHI * PTC

Clenergen India Pvt. Ltd. Chennai

ARTICLE 6

BILLING AND PAYMENT

6.1 General

PTC shall pay the Company for the Scheduled Energy against the Monthly Bills raised by the Company from the Commercial Operation Date (COD) of the first Unit of the Project in accordance with this Article 6 and Schedule A. All such payments by PTC shall be in Indian Rupees.

6.2 Delivery and Content of Monthly Bills

6.2.1 For supply of energy during a month, the Company will raise signed monthly bill ("Monthly Bill") which shall be raised for supply of energy from 00:00 hours of 1st day up to 24:00 hours of last day of the month based on Regional Energy Account (REA) issued by the appropriate authority for the complete month. The quantum of energy sold to PTC at Delivery Point shall be as indicated in the Regional Energy Account (REA) including any subsequent amendments issued by the appropriate authority and shall be binding on both Parties.

6.2.2 Each Monthly Bill shall include:

(i) Declared Capacity on daily basis and energy account for the relevant Month as per REA;

(ii) supporting data, documents and calculations in accordance with this Agreement.

6.3 Payment of Bills

6.3.1 PTC shall pay the amount payable under a Monthly Bill to such account of the Company as shall have been previously notified by the Company in accordance with Article 6.3.3 below.

6.3.2 All payments required to be made under this Agreement shall include any deduction or set off only for:

(i) deductions required by the Law; and

(ii) undisputed amounts claimed by PTC from the Company through an invoice duly served on the Company which is not disputed by the Company within ten (10) days of receipt of the said invoice, where the such deduction or set-off shall be limited to amounts not disputed.

(iii) Rebate as per Article 6.3.4

6.3.3 The Company shall open a bank account at Delhi (the "Designated Account") for all payments to be made by PTC to the Company, and notify PTC of the details of such account at least ninety (90) days before the dispatch of the Monthly Bill. PTC shall also designate a bank account at Delhi for payments to be made by the Company (including Supplementary Bills) to PTC and notify the Company of the details of such account ninety (90) days before the RCOD. PTC shall instruct its banker to make all

PTC INDIA LIMITED * NEW DELHI * PTC

Clenergen India Pvt. Ltd. Chennai

payments under this Agreement to the Designated Account and shall notify the Company of such instructions.

6.3.4 Payment Rebates:

For payment of any Bill before Due Date, the following rebate shall be allowed by the Company to PTC in the following manner:-

(a) If PTC pays amounts against a Monthly Bill or Supplementary Bill (either directly or through drawdown of Letter of Credit on request from PTC) within ten (10) days after receiving such bill (excluding the day of receipt). PTC shall be entitled to a Payment Rebate of two percent (2%).

(b) If PTC pays amounts against Monthly Bill or Supplementary Bill after the said 10 days but not later than the Due Date, PTC shall be entitled to a Payment Rebate of one percent (1%).

(c) Such rebate in terms of Article 6.3.4(a) or (b) shall be adjusted from the amount of the Monthly Bill or Supplementary Bill, as applicable, by PTC, at the time of payment, and the net payment shall be made to the Company accordingly.

(d) No rebate shall be applicable in case PTC makes the payment of Monthly bills / Supplementary bill within one month of the Due Date;

6.3.5 Late Payment Surcharge:

In the event of delay in payment of a Monthly Bill by PTC beyond one month from the Due Date of receipt of Monthly/Supplementary Bill, a Late Payment Surcharge shall be payable by PTC to the Company at the rate of interest equal to the delayed payment surcharge rate as declared by CERC and applicable for that period, on the amount of outstanding payment, calculated for each day of the delay. In the event of no such surcharge rate being available from CERC, the Parties shall arrive at a rate equal to the State Bank of India's Prime Lending Rate, as applicable for that period, plus two percent (2%) per annum.

6.4 Payment Security Mechanism

6.4.1 PTC shall secure to the Company payment of Monthly Bills (but not Supplementary Bills) by way of a quarterly irrevocable Letter of Credit, opened not later than one (1) Month prior to the COD of the Project ("Payment Security") through a scheduled bank at Delhi. The Company may draw upon the Payment Security in accordance with Articles 6.4.2 through 6.4.4.

The Letter of Credit shall be renewed and maintained quarterly in favour of the Company at all times, for an amount equal to:

(i) for the first Contract year equal to the estimated average monthly billing based on 85% PLF;

(ii) for each subsequent Contract Year, equal to the average of the Monthly Tariff Payments of the previous Tariff Year.

Provided that the Company shall not draw upon such Letter of Credit prior to one month beyond the Due Date of the relevant Monthly Bill, and shall not make more than one drawal in a Month.

PTC INDIA LIMITED * NEW DELHI * PTC

Clenergen India P... Chenn...

6.4.2 PTC shall require the scheduled bank issuing the irrevocable Letter of Credit to intimate the Company regarding establishing of such irrevocable Letter of Credit to the Company in writing.

6.4.3 If at any time, such irrevocable Letter of Credit amount falls short of the amount specified in Article 6.4.1, PTC shall restore such shortfall within seven (7) days of being notified by the Company.

6.4.4 If PTC fails to pay an undisputed Monthly Bill or part thereof by the Due Date, subject to Article 6.5.7, the Company may draw upon the Letter of Credit for an amount equal to such Monthly Bill or part thereof along with late Payment Surcharge, if any, in accordance with Article 6.3.5 above, by presenting to the scheduled bank issuing the Letter of Credit, the following documents:

(i) a copy of the Monthly Bill which has remained unpaid by PTC;

(ii) a certificate from the Company to the effect that the bill at item (i) above, or specified part thereof , has remained unpaid beyond one month from the Due Date; and

(iii) calculations of applicable late Payment Surcharge, if any.

For the avoidance of doubt it is clarified that the Company shall not be entitled to drawdown on the Letter of Credit for any failure of PTC to pay a Supplementary Bill.

6.4.5 PTC shall ensure that the Letter of Credit shall be renewed not later than five (5) days prior to its expiry, every quarter, to maintain continuity.

6.4.6 All costs relating to opening and renewal of the Letter of Credit, including commitment and usance, shall be borne by the Company. All costs relating to negotiation and drawal of bills against such Letter of Credit shall be borne by PTC. If confirmation of the Letter of Credit is required by the Company, charges towards the same shall be borne by the Company.

6.5 Disputed Bill

6.5.1 If a Party does not dispute in writing a Monthly Bill or a Supplementary Bill raised by the other Party within thirty (30) days of receiving it, such bill shall be taken as conclusive. Provided that in case any evidence from an outside source relating to any discrepancy in such bill comes to notice at a later date, the affected Party may dispute in writing such bill within a period of thirty (30) days thereof by disclosing such evidence and basis of the dispute.

6.5.2 If a Party disputes the amount payable under a Monthly Bill or a Supplementary Bill, as the case may be, that Party shall, within thirty (30) days of receiving such bill, issue a notice (the "Bill Dispute Notice") to the invoicing Party setting out:

(i) the details of the disputed amount with calculation and basis for the Party disputing it;

(ii) its estimate of what the correct amount should be; and

(iii) all written material in support of its claim.

6.5.3 If the invoicing Party agrees to the claim raised in the Bill Dispute Notice issued pursuant to Article 6.5.2, the invoicing Party shall revise such bill within fifteen (15) days of receiving such notice and make a refund to the disputing Party within thirty (30) days of receiving such notice.

PTC INDIA LIMITED * NEW DELHI * PTC

Clenergen India Pvt. Ltd. Chennai-34

6.5.4 If the invoicing Party does not agree to the claim raised in the Bill Dispute Notice issued pursuant to Article 6.5.2, it shall, within fifteen (15) days of receiving the Bill Dispute Notice, furnish a reply to the disputing Party providing:

(i) reasons for its disagreement;

(ii) its estimate of what the correct amount should be; and

(iii) all written material in support of its counter-claim.

6.5.5 Upon receipt of such reply to the Bill Dispute Notice, one director from the board of directors of each Party shall meet and make best endeavours to amicably resolve the dispute within fifteen (15) days of receiving such notice of disagreement to the Bill Dispute Notice.

6.5.6 If the Parties do not amicably resolve the dispute within fifteen (15) days of receipt of reply to the Bill Dispute Notice pursuant to Article 6.5.4, the matter shall be referred to arbitration in accordance with Article 8.

6.5.7 Notwithstanding the Bill Dispute Notice issued pursuant to Article 6.5.2, all amounts under the Monthly Bill or Supplementary Bill shall be paid by the Party which has received the bill on or before the due date as per agreement. The existence of a dispute relating to a bill shall not relieve either Party of its obligations under this Agreement and any related payments made shall be without prejudice to the other rights of such Party under this Agreement. Provided, that a Supplementary Bill with respect to Change in Law, if disputed by PTC, shall be payable by PTC to the Company only upon conclusion of dispute resolution in accordance with Article 8.

Any delay or failure to pay such amounts in accordance with the Arbitration award shall attract late Payment Surcharge for such period of delay.

6.5.8 If a dispute regarding a Monthly Bill or a Supplementary Bill is settled pursuant to Article 6.5.5 or by Arbitration in favour of the Party that issues a Bill Dispute Notice, the other Party shall refund the amount incorrectly charged by it from the disputing Party within five (5) days of such amicable resolution or settled by arbitration along with interest payable for the period between the Payment Date of the disputed bill and receipt of refund in the designated account at the Late Payment Surcharge rate in terms of Article 6.3.5.

6.6 Quarterly and Annual Reconciliation

6.6.1 Parties acknowledge that all payments made against Monthly Bills and Supplementary Bills shall be subject to:-

(a) quarterly reconciliation at the beginning of the following quarter of each Contract Year; and

(b) annual reconciliation at the end of each Contract Year taking into account REA, Late Payment Surcharge, or any other relevant factors as contemplated under this Agreement.

6.6.2 The Parties, agree that as soon as all such data in respect of any quarter of a Contract Year or a full Contract Year has been finally verified and adjusted, the Company and PTC shall jointly sign such reconciliation statement.

6.6.3 Within fifteen (15) days of signing of a reconciliation statement, the Company or PTC, as the case may be, shall raise a Supplementary Bill for the relevant quarter/Contract

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Clenergen India Pvt Ltd Chennai-34

Year and shall make payment of such Supplementary Bill for the relevant quarter/Contract Year.

6.6.4 Late Payment Surcharge shall be payable in such a case from the date on which such payment had been made to the invoicing Party or the date on which any payment was originally due, as may be applicable. Any dispute with regard to the above reconciliation shall be dealt with in accordance with the provisions of Article 8.

6.7 Payment of Supplementary Bill

6.7.1 Either Party may raise a bill on the other Party ("Supplementary Bill") for payment on account of adjustments required by the revisions in Regional Energy Account.

6.7.2 For payments against Supplementary Bills, rebates as applicable to Monthly Bills pursuant to Article 6.3.4, shall equally apply.

6.7.3 In the event of delay in payment of a Supplementary Bill by either Party beyond its Due Date, a Late Payment Surcharge shall be payable at the same terms applicable to the Monthly Bill in terms of Article 6.3.5.

6.8 PTC's Trading Margin

6.8.1 PTC's Trading Margin shall be the capped trading margin (presently Rs. 0.04/kWh) as notified by CERC (Central Electricity Regulatory Commission) for contracts of such nature and duration from time to time.

6.8.2 In case there is no cap on the Trading Margin by CERC, then PTC's Trading Margin shall be three percent (3%) of Base Block Tariff rate as given in Schedule A.

6.8.3 Any upside in respect to Base Block Tariff shall be shared between the Company and PTC in the ratio of 90:10 respectively after meeting Base Block Tariff and PTC Trading Margin.

6.9 Compensation Clause

6.9.1 **Before Applying for Short Term Open Access**

Company shall declare availability as per Article 4.1(x) during the contract period to enable PTC to tie-up sale of power and to apply for Open Access. In case Company fails to declare availability to the extent of 85% in energy terms calculated on Monthly basis. of the contracted quantum than Company shall pay compensation at the rate indicated below for such short quantity below 85%. Similarly if PTC fails to apply for Open Access to the extent of 85% of the contracted quantity or 100% of the declared availability whichever is less, than PTC shall pay compensation at the rate indicated below for such short quantity below 85% or lower than the declared availability.

In case the Open Access approved is for lesser quantum than the applied quantum, the balance power shall be sold / scheduled by PTC on "best effort" basis as per Article 5.6.2.

6.9.2 **After applying for Short Term Open Access**

Once Open Access is approved as per the present regulation, it will be deemed to be scheduled and therefore the Open Access quantum is binding on both the parties. If

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Clenergen India Pvt. Ltd. Chennai-34

either party opts for cancellation or downward revision of the 'Approved Open Access/ Schedule', the compensation shall be payable by the party requesting for cancellation or downward revision for such cancelled or reduced quantum.

6.9.3 For the quantum of power for which medium term Open Access has been obtained, in case Company fails to declare availability to the extent of 85% of the open access quantum on quarterly basis, Company should pay compensation for quantum falling short of 85%. Similarly if PTC/ Purchaser fail to schedule less than 85% of the declared availability by the Company, PTC shall pay compensation for the quantum falling short of 85% of the declared availability.

6.9.4 The compensation shall be payable by Company at the rate of Rs. 1.29 per unit to PTC and PTC shall pay compensation at the rate of Rs. 1.25 per unit to Company in all the above cases.

6.9.5 For any compensation receivable/payable by the Company and/or PTC as above, invoice shall be raised by the Company/PTC as the case may be and payment shall be made within 30 days from the date of receipt of the invoice by fax. For any delays in payment, surcharge will be payable for the period of delay, at 15% per annum calculated on day to day basis.

PTC INDIA LIMITED * NEW DELHI * PTC

Clenergen India Pvt. Ltd. Chennai-34

ARTICLE 7

FORCE MAJEURE

7.1 Definitions

7.1.1 In this Article, the following terms shall have the meanings set out below;-

7.2 Affected Party

7.2.1 An affected Party means either PTC or the Company which has been prevented from due discharge of its functions and obligations under Agreement by an event of Force Majeure.

7.3. Force Majeure

7.3.1 A 'Force Majeure Event' means any event or circumstance or combination of events and circumstances including those stated below that wholly or materially prevents or unavoidably delays an Affected Party in the performance of its obligations under this Agreement, but only if and to the extent that such events or circumstances are not within the reasonable control, (directly or indirectly), of the Affected Party and could not have been avoided in spite of the Affected Party having taken reasonable care and complied with Prudent Utility Practices. Any restriction imposed by RLDC of exporting region/ intervening region /importing region and/or by importing state SLDC due to Transmission/ Grid constraint or constraint due to any reason such as Government orders shall be considered as a Force Majeure Event.

A. <u>**Natural Force Majeure Events**</u>

(i) means Acts of God, including, but not limited to lightning, drought, fire and explosion (to the extent originating from a source external to the site and the control of the Affected Party), earthquake, volcanic eruption, landslide, flood, cyclone, typhoon, tornado, or exceptionally adverse weather conditions which are unexpected in context) of the statistical measures for the last hundred (100) years,

B. <u>**Non-Natural Force Majeure Events:**</u> means Direct Non-Natural Force Majeure Events and Indirect Non-Natural Force Majeure Events as defined below:-

1. Direct Non-Natural Force Majeure Events means:

(a) Nationalization or compulsory acquisition by any Governmental Instrumentality of any material assets or rights of the Company; or PTC;

(b) the unlawful, unreasonable or discriminatory revocation of, or refusal by a Governmental Instrumentalists to renew, any consent required by the Company or any of the Company's contractors or PTC to perform their obligations under this Agreement or any unlawful, unreasonable or discriminatory refusal to grant any other consent required for the development/operation of the Power Station. Provided that an appropriate court of law declares the revocation or refusal to be unlawful, unreasonable and discriminatory and strikes the same down; or

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Clenergen India Pvt. Ltd. Chennai-34

(c) any other unlawful, unreasonable or discriminatory action on the part of Governmental Instrumentality which is directed against the supply of power by the Company to the Procurer. Provided that an appropriate Competent Court declares such an action to be unlawful, unreasonable and discriminatory and strikes the same down

2. Indirect Non-Natural Force Majeure Events means:

(a) any act of war (whether declared or undeclared), invasion, armed conflict or act of foreign enemy, blockade, embargo, revolution, riot, insurrection, terrorist or military action; or

(b) radio active contamination or ionising radiation originating from a source in India or resulting from another Indirect Non Natural Force Majeure Event excluding circumstances where the source or cause of contamination or radiation is brought or has been brought into or near the site by the Affected Party or those employed or engaged by the Affected Party.

7.3.2 An event of Force Majeure affecting the CTU in relation to the transmission system shall be deemed to be an event of Force Majeure which materially and adversely affects the obligations of Company/PTC, subject to Company/PTC complying with the other requirements of this Article.

7.3.3 An event of Force Majeure affecting the Purchaser shall be deemed to be an event of Force Majeure which materially and adversely affects the obligations of Purchaser / PTC, subject to Purchaser / PTC complying with the other requirements of this Article.

7.3.4 Any event of Force Majeure affecting the performance of the Company or affecting the transmission facilities from the power station to the Delivery Point shall be deemed to be an event of Force Majeure affecting the Company only if the event affects and results in interruptible or no power supply to PTC.

7.4 Force Majeure Exclusions

7.4.1 Force Majeure shall not include:-

(a) any event or circumstance which is within the reasonable control of the Parties; or

(b) the following conditions, except to the extent that they are consequences of an event of Force Majeure:-

(i) Unavailability, late delivery, or changes in cost of the plant, machinery, equipment, materials, spare parts, Fuel or consumables for the power station;

(ii) Delay in the performance of any contractor, sub-contractors or their agents excluding the conditions as mentioned in Article 7.3;

(iii) Non-performance resulting from normal wear and tear typically experienced in power generation materials and equipment;

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Clenergen India Pvt. Ltd. Chennai-34

(iv) Strikes or labour disturbance at the facilities of the Affected Party attributable to any unfair policy or practice of the Company or any of its Contractors or sub-contractors or its agents or representative;

(v) Insufficiency of finances or funds or the agreement becoming onerous to perform; and

(vi) Non-performance caused by, or connected with, the Affected Party's:

(a) Negligent or intentional acts, errors or omissions;

(b) Failure to comply with any Indian Law; or

(c) Breach of, or default under this Agreement.

7.5 Notification of Force Majeure Event

7.5.1 The Affected Party shall give notice to the other Party of occurrence of any event of Force Majeure as soon as reasonably practicable, but not later than seven (7) days after the date on which such Party knew or should reasonably have known of the commencement of the event of Force Majeure.

7.5.2 Such notice shall include full particulars of the event of Force Majeure, its effects on the Party claiming relief and the remedial as well as mitigation measures proposed.

7.5.3 Such notice shall be a precondition to a Party's entitlement to claim relief under this Agreement.

7.5.4 The Affected Party shall give the other Party regular fortnightly reports on the progress of implementations of those remedial and mitigation measures and such other information as the other Party may reasonably request about the situation.

7.5.5 The Affected Party shall give notice to the other Party of (i) the cessation of the relevant event of Force Majeure; and (ii) the cessation of the effects of such event of Force Majeure on the performance of its rights or obligations under this Agreement, but not later than seven (7) days after becoming aware of each of these cessations.

7.6 Duty to Perform and Duty to Mitigate

7.6.1 To the extent not prevented by a Force Majeure event pursuant to Article 7.3, the Affected Party shall totally:-

(a) continue to perform its obligations pursuant to this Agreement; and

(b) use its reasonable efforts to mitigate and remedy the effect of any event of Force Majeure as soon as practicable.

7.7 Available Relief for a Force Majeure Event

7.7.1 Subject to this Article 7:

(a) no Party shall be in breach of its obligations pursuant to this Agreement to the extent that the performance of its obligations was prevented, hindered or delayed due to a Force Majeure Event. No compensation shall be payable by the either Party for the part of the Contracted Capacity affected by a Force Majeure Event.

PTC INDIA LIMITED * NEW DELHI * PTC

Clenergen India Pvt. Ltd. Chennai-34

ARTICLE 8

GOVERNING LAW AND DISPUTE RESOLUTION

8.1 Governing Law

This Agreement shall be governed by the Laws of India. Subject to Article 8.3, the courts of Delhi shall have exclusive jurisdiction in all matters arising out of or in connection with this Agreement that must be resolved in terms of Article 8.2 below.

8.2 Amicable Settlement

8.2.1 Either Party is entitled to refer to the other Party any matter, dispute or difference of whatever nature arising under, out of or in connection with this Agreement **("Claimant")** including its existence or validity (collectively "Dispute") by giving a written notice to the other Party, which shall contain:

(i) a description of the Dispute;

(ii) the grounds for such Dispute; and

(iii) all written material in support of its claim.

8.2.2 The other Party shall, within thirty (30) days of issue of dispute notice issued under Article 8.2.1, furnish to the Claimant in writing:

(i) defences and counter-claim (if any) regarding the Dispute; and

(ii) all written material in support of its defences and counter-claim.

8.2.3 Within thirty (30) days of issue of response by other Party pursuant to Article 8.2.2, both the Parties shall meet to settle such Dispute amicably, failing which the Dispute shall be referred to Arbitration in accordance with Articles 8.3.

8.3 Arbitration

Where any dispute arising out of or in connection with this agreement, the same shall be submitted to arbitration in accordance with the Arbitration and Conciliation Act, 1996(" Arbitration Act") at the request of either Party in writing to other Party.

8.3.1 The following provisions shall then apply:

i. the place of arbitration shall be New Delhi, India;

ii. the language of the arbitration shall be English;

iii. any Dispute submitted to arbitration shall be adjudicated upon by three arbitrators, two of whom shall be nominated, one by PTC and one by the Company, and the third arbitrator will be nominated by the two existing arbitrators or, failing such nomination within 30 days of the appointment of the second arbitrators, shall be appointed in accordance with the Arbitration Act. If within 30 days of the receipt of a party's notification of the appointment of an arbitrator, the other party has not notified the first party of the arbitrator it has appointed, the first party may apply for the appointment of the second arbitrator in accordance with the Arbitration Act.

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Clenergen India Pvt. Ltd. Chennai-34

iv. In any dispute between the Company and PTC, the adhering parties being Purchasers will be impleaded as Respondents and have the right to participate in the hearing as an affected party.

v. Subject to the above the arbitrators shall evolve their own procedure to ensure expeditious disposal while honouring the principles of natural justice.

8.4 Arbitration Awards to be Binding

8.4.1 PTC and the Company undertake to carry out any decision or award of the arbitrator without delay, being final and binding on the parties to such Dispute as from the date they are made.

8.4.2 The arbitrators shall give a reasoned decision or award in writing. The arbitrators shall have power to grant interim relief and pass on interim award.

8.5 Parties to Perform Obligations

Notwithstanding the existence of any dispute and difference referred to Arbitration, the Parties hereto shall continue to perform their respective obligations under this Agreement. The rights and obligations of the parties shall remain effective during the arbitration proceedings until the termination of the Agreement, upon which only the obligations set out in Article 2.4 shall remain effective.

8.6 Cost of Arbitration

Each Party shall bear its own costs pursuant to Arbitration. The costs and fees payable to the arbitrators shall be equally shared by the Parties unless decided otherwise by the arbitrators pursuant to the award of Arbitration.

PTC INDIA LIMITED PTC * NEW DELHI *

Clenergan India Pvt. Ltd. Chennai-34

ARTICLE 9

EVENTS OF DEFAULT AND TERMINATION

9.1 Company Event of Default

Unless such event occurs as a direct consequence of a Force Majeure event or a breach of its obligations under this Agreement by PTC, the occurrence and continuation of any of the following events shall constitute a Company Event of Default:-

(i) the failure to commence supply of power to the Procurer(s) by the date falling six (6) Months after the RCOD, or

(ii) if the Company:
  a) assigns or purports to assign any of its assets or rights in violation of this Agreement; or
  b) transfers or novates any of its rights and/or obligations under this Agreement, in violation of this Agreement; or

(iii) if (a) the Company becomes voluntarily or involuntarily the subject of any bankruptcy or insolvency or winding up proceedings and such proceedings remain uncontested for a period of thirty (30) days, or (b) any winding up or bankruptcy or insolvency order is passed against the Company, or (c) the Company goes into liquidation or dissolution or has a receiver or any similar officer appointed over all or substantially all of its assets or official liquidator is appointed to manage its affairs, pursuant to Law,

Provided that a dissolution or liquidation of the Company will not be an Event of Default if such dissolution or liquidation is for the purpose of a merger, consolidation or reorganization and where the resulting company continues to retains creditworthiness similar to the Company and expressly assumes all obligations of the Company under this Agreement and is in a position to perform them; or

(iv) the Company fails to continue the supply the power as per the Agreement or repudiates the Agreement and / or is in material breach of this Agreement and does not rectify such breach even within a period of thirty (30) days from a notice from PTC in this regard.

9.2 PTC Event of Default

Unless such event occurs as a result of a Force Majeure or a breach by the Company of its obligations under this Agreement, the occurrence and continuation of any of the following events shall constitute a PTC Event of Default:-

(i) PTC fails to pay (with respect to a Monthly Bill) an amount exceeding fifteen percent (15%) of the undisputed part of the most recent Monthly Bill for a period of ninety (90) days after the Due Date (either directly or through a draw down of the Letter of Credit); or

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Clenergen India Pvt. Ltd. Chennai-34

(ii) except where due to any Company's failure to comply with its obligations, PTC is in material breach of any of its obligations pursuant to this Agreement or where the Company and PTC are Parties, and such material breach is not rectified by the PTC within thirty (30) days of receipt of notice in this regard from the Company to PTC; or

(iii) if (a) PTC becomes voluntarily or involuntarily the subject of any bankruptcy or insolvency or winding up proceedings and such proceedings remain uncontested for a period of thirty (30) days, or (b) any winding up or bankruptcy or insolvency order is passed against PTC, or (c) PTC goes into liquidation or dissolution or has a receiver or any similar officer appointed over all or substantially all of its assets or official liquidator is appointed to manage its affairs, pursuant to Law, except where such dissolution or liquidation of PTC is for the purpose of a merger, consolidation or reorganization and where the resulting entity has the financial standing to perform its obligations under this Agreement and has creditworthiness similar to PTC and expressly assumes all obligations of PTC under this Agreement and is in a position to perform them; or;

9.3 Not Used

9.4 Not Used

9.5 Termination procedure for Company Event of Default

9.5.1 Upon the occurrence and continuation of any Company Event of Default, PTC shall have the right to deliver to the Company a notice for curing the Event of Default ("**Default and Request to Cure Notice**") within 30 days of the occurrence of such Event of Default for finding ways for amicable and practical implementation of this Agreement. The said Default and Request to Cure Notice shall specify in reasonable detail the circumstances giving rise to the issue of such notice.

9.5.2 Following the issue of a Default and Request to Cure Notice the Parties shall consult for a period of twelve (12) Months or such longer Period as the Parties may agree ("**Cure Period**") from the date of issuance of the cure such Default and Request to Cure Notice, for curing the said Event of Default and for seeking implementation of this Agreement.

9.5.3 Following the completion of the Cure Period PTC shall convene a meeting with the Company to validate performance of this Agreement and if PTC is satisfied that the Event of Default sought to be cured is not cured then PTC shall have the right to deliver to the Company Preliminary Termination Notice, which shall specify in reasonable detail the circumstances giving rise to the issue of such notice.

9.5.4 Following the issue of Preliminary Termination Notice, the Parties shall consult for a period of one hundred and twenty (120) days or such longer period as the Parties may agree ("**Consultation Period**") to determine the steps to be taken to:

(i) mitigate the consequence of the relevant event having regard to all the circumstances; and

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Clenergen India Pvt. Ltd. Chennai-34

(ii) prevent termination of this Agreement.

9.5.5 During the Consultation Period, the Parties shall, save as otherwise provided in this Agreement, continue to perform their respective obligations under this Agreement.

Provided further that during the Consultation Period, the Company shall not supply or sell any of its Contracted Energy or for that matter enter into any contract/arrangement with any third party to sell its installed/Contracted Capacity or to in any manner deny to PTC its entitlement to off-take the Complete Contracted Energy of the plant.

9.5.6 Within a period of four (4) Months following the expiry of the Consultation Period and unless the Parties shall have otherwise agreed to the contrary or the Company Event of Default as the case may be shall have been remedied, PTC may terminate this Agreement by delivering a Termination Notice, whereupon this Agreement shall terminate on the date of such notice.

9.6 Termination procedure for PTC Events of Default

9.6.1 Upon the occurrence and continuation of any PTC Event of Default, the Company shall have the right to deliver to PTC a notice for curing the Event of Default ("**Default and Request to Cure Notice**") within thirty (30) Days of the occurrence of such Event of Default for finding ways for amicable and practical implementation of this Agreement. The said Default and Request to Cure Notice shall specify in reasonable detail the circumstances giving rise to the issue of such notice.

9.6.2 Following the issue of a Default and Request to Cure Notice the Parties shall consult for a period of twelve (12) Months or such longer Period as the Parties may agree ("**Cure Period**") from the date of issuance of the cure such Default and Request to Cure Notice, for curing the said Event of Default and for seeking implementation of this Agreement.

9.6.3 Following the completion of Cure Period the Company shall convene a meeting with the PTC to validate performance of this Agreement and if the Company is satisfied that the Event of Default sought to be cured is not cured then Company shall have the right to deliver to PTC Preliminary Termination Notice, which shall specify in reasonable detail the circumstances giving rise to the issue of such notice.

9.6.4 Following the issue of a Preliminary Termination Notice in terms of Article 9.6.1, the Parties shall consult for a period of one hundred and twenty (120) days, or such longer period as the Parties may agree (the " **Consultation Period**"), to determine the steps to be taken to:

(i) mitigate the consequence of the relevant event having regard to all the circumstances; and

(ii) prevent termination of this Agreement.

9.6.5 Without prejudice to PTC's obligations under this Agreement, following the delivery of a Preliminary Termination Notice on PTC, and for as long as the PTC Event of Default continues, only if PTC is unable to off-take power, the Company shall have the right, but not the obligation, to enter into agreements to sell to any third party, during such Consultation Period, any portion of the Contracted Capacity and

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Clenergen India Pvt. Ltd. Chennai-34

Contracted Energy of the Project not evacuated by PTC to the extent permitted by Law and on the best available tariff during such period of sale.

Provided that any revenue (but excluding any surcharge payable for sale to third parties), to the extent of Tariff Payment, derived from such sales shall be set off against the Tariff due to the Company from PTC for the period the Company has actually sold Contracted Capacity and Contracted Energy to any third party.

9.6.6 During the Consultation Period, the Parties shall, continue to perform their respective obligations under this Agreement

9.6.7 Within a period of thirty (30) days following the expiry of the Consultation Period and unless the Parties shall have otherwise agreed or the PTC Event of Default giving rise to the Consultation Period have been remedied, the Company may terminate this Agreement by delivering a Company Termination Notice, whereupon this Agreement shall terminate on the date of such notice.

9.7 Consequence of Termination for Company Event of Default.

In the event this Agreement is terminated as consequence of Company Event of Default then the Company shall be liable to pay Rs. Thirty five (35) Lacs per Month for the period from termination till Expiry Date, as compensation for termination to PTC. However, in case the Company becomes non-operational for any reason and they are not generating and selling power to any other entity/utility/traders etc., the compensation amount shall be restricted to Rs. Fifteen (15.00) Crores only.The compensation amount shall be paid within thirty (30) days from the date of termination of this Agreement and this Agreement shall stand terminated only when the payment towards said compensation has been made by the Company. The Company shall not sell power to any third party if it does not pay the compensation for termination to PTC by the 90th day after termination of this Agreement and until such compensation for termination is paid to PTC.

However, in case any compensation determined by the relevant regulatory authority for relinquishment of transmission access is payable by PTC or the Purchaser, then such compensation amount shall be additionally payable by the Company. Such amount shall be paid within thirty (30) days or as directed by the regulatory authority, whichever is earlier, from the date of determination of the compensation by the regulatory authority. Company shall not sell power to any third party, if the payment is not made within thirty (30) days or as directed by the regulatory authority, whichever is earlier.

9.8 Consequence of Termination for PTC Event of Default.

In the event this Agreement is terminated as consequence of PTC Event of Default then the PTC shall be liable to pay Rs. Thirty (30) Lacs per Month for the period from termination till Expiry Date, subject to maximum period of thirty six (36) Months, as compensation for termination to Company within thirty (30) days from the date of termination of this Agreement and this Agreement shall stand terminated only when the payment towards said compensation has been made by the PTC.

PTC INDIA LIMITED * NEW DELHI * PTC

Clenergen India Pvt. Ltd. Chennai-34

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1 Amendment

This Agreement may only be amended, revoked, novated or supplemented by a written agreement between the Parties.

10.2 Third Party Beneficiaries

This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns as also the Adhering Parties being beneficiaries as Purchasers of this Agreement and shall not be construed as creating any duty, standard of care or any liability towards any third person.

10.3 No Waiver

A waiver by a Party shall be in writing and executed by an authorized representative of that Party. Neither the failure by one Party to insist on any occasion upon the performance of the terms, conditions, and provisions of this Agreement nor time or other indulgence granted by one Party to the other shall act as a waiver of such breach or acceptance of any variation or the relinquishment of any such right or any other right under this Agreement, which shall remain in full force and effect.

10.4 Remedies

Where this Agreement provides for any rebate or other remedies for any breach or shortfall in performance, the parties shall not be entitled to make any other claim or pursue other remedies under law.

10.5 Applicability and Entirety

PTC's obligations pursuant to this Agreement are only with regard to the Contracted Capacity of the Project and do not apply to the remaining part of the Power Station.

This Agreement constitutes the entire Agreement between the Parties as to its subject matter and supersedes any prior understanding or agreement reached between the Parties, including any memorandum of understanding between the Company and PTC, executed in connection with the Project.

10.6 Assignment

10.6.1 This Agreement shall not be assigned by either Party other than by mutual agreement between the Parties in writing.

10.6.2 Subject to Article 10.6.3, a Party may assign its rights and transfer its obligations under this Agreement to its Affiliate with the prior consent of the other Party, which consent shall not be unreasonably withheld.

Provided that:

(i) an entity shall qualify as an "Affiliate" of the Party if it, directly or indirectly, controls, is controlled by or is under common control of such Party; the term "control" meaning ownership of more than fifty percent (50%) of the equity

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share capital or voting rights of such Party or the power to appoint a majority of the board of directors of such Party;

(ii) such affiliate has the ability to perform all obligations of the Party under this Agreement; and

(iii) such affiliate expressly assumes such obligations;

10.6.3 Notwithstanding the provisions of Article 10.6.2, the Company may, for the purpose of financing of the Project under the Financing Agreements, assign or create security over its rights and interests of:

(i) the Agreement and the Project;

(ii) the Site;

(iii) the movable property and intellectual property of the Company; and

(iv) the revenues or any of the rights or assets of the Company;

PTC shall execute the required consent to such assignment or the required acknowledgement of the creation of such security in accordance with this Article 10.6.3, as is reasonably requested by the Company to give effect to such assignment or creation of security and PTC will effect such assignment in form and substance acceptable to PTC and the Lenders.

10.6.4 PTC may assign its rights and transfer its obligations under this Agreement to any entity that is formed as a result of a merger, consolidation or reorganisation of PTC and provided that such resulting entity expressly assumes all obligations of PTC under this Agreement and is in a position to perform them. PTC may also assign its rights under this Agreement to its Lenders.

10.7 Confidentiality

10.7.1 (a) Each of the parties shall hold in confidence all documents and other technical or commercial information, supplied to it by or on behalf of the other party relating to the design, construction, insurance, operation, maintenance, management and financing of the Project or in relation to this Agreement and shall not, save as required by law or appropriate regulatory/legislation authorities, or to the prospective lenders to, or investors in the Company or PTC, or to the professional advisors of the parties hereto or of such lenders or investors, as aforesaid, publish or otherwise disclose or use the same for its own purpose otherwise than as may be required to perform its obligations under this Agreement.

Provided, further that each Party shall be entitled to disclose such Confidential Information to the Purchaser (solely for the purposes of the PSA) in accordance with the obligation of such Party to notify the Purchaser under this Agreement.

(b) The provisions of paragraph (a) above shall not apply to:

(i) any information in the public domain, otherwise than by breach of this Agreement.

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Clenergen India Pvt. Ltd. Chennai-34

(ii) information in the possession of the receiving party thereof, before divulgence as aforesaid, and which was not obtained under any obligation of confidentiality and;

(iii) information obtained from a third party who is free to divulge the same, and which is obtained without any obligation of confidentiality.

(iv) disclosure of any information to any Governmental Instrumentality for obtaining, receiving, and/or maintaining any Government Authorizations.

(c) The provisions of this Article 10.7 shall survive the termination or expiry of this Agreement.

10.7.2 Notwithstanding Article 10.7.1, each Party may disclose Confidential Information to the extent that such Confidential Information:

(a) was in the public domain prior to its delivery to such Party or after such delivery if it becomes part of the public domain without breach of any confidentiality obligations by the receiving Party under this Agreement, or

(b) was obtained from a third party with no duty to maintain its confidentiality, or

(c) is required to be disclosed by applicable Law or judicial or administrative or arbitral process or by any Governmental Instrumentality; provided that for any such disclosure, the disclosing Party shall give the other Party prompt written notice, where possible, and use reasonable efforts to ensure that such disclosure is accorded confidential treatment and also to enable such other Party to seek a protective order or other appropriate remedy at such other Party's sole costs, or

(d) is provided to professional advisors, agents, auditors or representatives of a Party as is reasonable under the circumstances; provided, that the Party receiving such Confidential Information shall require such persons to undertake in writing to keep such Confidential Information confidential and shall use its best efforts to ensure compliance with such undertaking.

10.8 Affirmation

The Company and PTC each affirm that:

(i) neither it nor its respective directors, employees, or agents has paid or undertaken to pay or shall in the future pay any unlawful commission, bribe, pay-off or kick-back; and

(ii) it has not in any other manner paid any sums, whether in Indian currency or foreign currency and whether in India or abroad to the other Party to procure this Agreement, and the Company and PTC hereby undertake not to engage in any similar acts during the Term of Agreement.

10.9 Severability

The provisions of this Agreement are severable, and if any portion of this Agreement is deemed legally invalid or unenforceable, the remainder of this Agreement shall survive and remain in full force and effect; provided that, if a provision is held to be invalid or unenforceable, the Parties shall negotiate in good faith to adopt a replacement provision to carry out, in effect, the Parties' original intention to the extent permitted by applicable Laws.

PTC INDIA LIMITED PTC NEW DELHI

Clenergen India Pvt. Ltd. Chennai-34

10.10 No Partnership

None of the provisions of this Agreement shall constitute a partnership or agency or any such similar relationship between the Company and PTC.

10.11 Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which collectively shall be deemed one and the same instrument.

10.12 Third Party Sale

The Company shall not grant or sell to any third party or allow any third party to obtain any entitlement to the Contracted Capacity and Contracted Energy generated by the Project without the prior written consent of PTC till the term of this Agreement and in an event of any dispute the Parties shall be obliged to fulfil their respective obligations (PTC to purchase and Company to sell) under this Agreement.

10.13 Notices

10.13.1 All notices to be given under this Agreement shall be in writing and in the English Language.

10.13.2 All notices must be delivered personally, by registered or certified mail or facsimile to the addresses below:

For the Company:

Address:	Clenergen India Private Limited
	31 A, Cathedral Garden Road,
	Chennai-600034.
Attention:	Director (Operations)
Facsimile No.:	044-40509300
Telephone No.:	044-40509200
E mail:	info@clenergen.com

For PTC:

Address:	PTC India Limited,
	2nd Floor, NBCC Tower, 15 Bhikaji Cama Place,
	New Delhi-110066.
Attention:	Group Head (Operations & Commercials)
Facsimile No. :	(011) 41659142
Telephone No.:	(011) 41659131
E-mail	controlroom@ptcindia.com

PTC INDIA LIMITED NEW DELHI

Clenergen India Pvt. Ltd. Chennai

10.13.3 All notices shall be effective: (i) if sent by facsimile, when sent (on receipt of confirmation of the correct number); (ii) if sent by registered or certified mail, within five (5) days of dispatch; and (iii) if delivered personally, on receipt by intended recipient. Provided, that all notices given by facsimile shall be confirmed by registered or certified mail.

10.13.4 Within twenty one (21) days of signing the PSA, PTC shall provide the Company with contact details of the person concerned at the Purchaser to whom copies of communication are required to be sent under this Agreement by the Company.

Each Party shall forthwith notify the other Party of any change in its address to which notices under this Agreement are to be delivered, mailed, facsimiled or electronically mailed.

10.14 Schedules

Schedules and other attachments hereto shall be treated as part of this Agreement.

10.15 Language

The language of this Agreement and all written communication between the Parties relating to his Agreement shall be in English.

IN WITNESS WHERE OF the Parties have executed these presents through their authorized representatives at New Delhi.

For and on behalf of	For and on behalf
PTC India Limited	Clenergen India Private Limited
[signature] [seal: PTC India Limited, PTC, New Delhi]	[signature] [seal: Clenergen India Pvt. Ltd., Chennai-34]
Signature with seal	Signature with seal
Witness: [signature]	Witness: [signature]
(R. C. CHAUDHARY) Vice President PTC India Ltd.	(V. RAVIKANTH) EXECUTIVE VICE PRESIDENT CLENERGEN CORPORATION

SCHEDULE A

TARIFF

1.0 Base Tariff Rate

1.1 The Tariff (in Rupees per kWh) calculated pursuant to this Schedule A, shall be at the rate set out below:

Sl. No.	Tariff Year	Base Block Average Tariff at Delivery Point in Rs./kWh
1	1-5	2.65
2	6-10	2.30-2.65
3	11-15	2.00-2.30

Base Block Tariff rate at Delivery Point, as indicated in the table above, shall be inclusive of Taxes/Levies applicable upto the Delivery Point. Base Block Tariff shall be the average tariff payable by PTC for the block of 5 years each. Base Block Tariff shall be negotiated for each block at least 1 year before the expiry of the Block after mutual discussion within the range indicated for that Block. PTC will inform the Company of the terms and conditions of the sales of power by PTC in advance.

PTC INDIA LIMITED * NEW DELHI * PTC